SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))

[X ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec.
240.14a-12

CAPTEC NET LEASE REALTY, INC.
- --------------------------------------------------------------
- (Name of Registrant as Specified in its Charter)
-
- OPPORTUNITY-PARTNERS L.P.
- -------------------------------------------------------------
- (Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)
-
- Payment of Filing Fee (Check the appropriate box):
-
- [X] No fee required.
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- [ ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(4)and 0-11.
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- (1) Title of each class of securities to which transaction applies: _____________________________________________
- (2) Aggregate number of securities to which transaction applies: _____________________________________________
-
- (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
- ______________________________________________
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- (4) Proposed maximum aggregate value of transaction:
______________________________________________
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- (5) Total fee paid:
- _____________________________________________
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- [ ] Fee paid previously with preliminary materials.
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- [ ] Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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- (1) Amount previously paid:
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- (2) Form, Schedule or Registration Statement No.:
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- (3) Filing Party:
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- (4) Date Filed:
- ______________________________________________




The Letter Captec Insiders Don't Want Stockholders to Read

Opportunity Partners L.P., 60 Heritage Drive, Pleasantville, NY
10570 / Tel: (914) 747-5262

October 25, 2001

Dear Fellow Captec Net Lease Realty Stockholder:

	The past four years have not been good for Captec stockholders who have seen their shares lose one-third of their value. Captec's managers and directors, on the other hand, have fared quite well by awarding themselves millions of dollars in fees, bonuses and perks. The good news is that they may soon be departing. However, before they go, they are asking stockholders to contribute toward a generous farewell present for Captec's CEO, Patrick L. Beach. Specifically, we are being asked to allow Mr. Beach to buy more than $20 million worth of Captec's assets for only $7.5 million!

One of the few things that Captec stockholders have learned to count on is that the price of their stock will drop sharply right after a strategic transaction is announced. That is because the deal invariably includes a special benefit for Mr. Beach that dilutes the value of our stock. True to form, Captec's stock price quickly fell 10% after Mr. Beach announced a proposed merger with Commercial Net Lease Realty ("NNN") on July 2, 2001.

Patrick Beach's Financial Problems

Patrick Beach has some serious financial problems. First, losses have been mounting at Captec Financial Group ("CFG"), his private mortgage finance company. Do you recall his attempt last year to bail out CFG by merging it with Captec? He also wanted Captec to buy his worthless management company on for several million dollars. Had he succeeded, it almost certainly would have been a financial disaster for Captec's stockholders. Fortunately, that merger was abandoned after we publicly announced that we would oppose it.

Another problem for Mr. Beach is that he has grown accustomed to a lavish lifestyle. Last year he moved far away from Captec's Michigan headquarters to a palatial estate overlooking the Pacific Ocean in Santa Barbara, California. He has never publicly told stockholders about his move. Could the reason for his silence be that they might question how anyone can manage a company from a distance of 2,000 miles?

For most people, running a money-losing business like CFG while trying to maintain an extravagant lifestyle would be a blueprint for financial ruin. But Patrick Beach is not like most people. He is a master salesman and wheeler-dealer. Being strapped for cash does not dampen his enthusiasm for deal making. Being chairman of Captec's board of directors has allowed him to shuffle assets between Captec and his other companies like a three-card Monte dealer. After persuading the board to approve last year's merger with CFG, he was pretty sure he could sell them anything. All he needed to do was to concoct another bailout scheme.



Mr. Beach's Day of Reckoning

The biggest problem hanging over Mr. Beach's head is a demand loan from Captec to CFG. A few years ago, he was able to reduce the principal of that loan by "bartering" the general partner interests in two real estate partnerships he controlled to Captec. At the time, he said they were worth more than $4 million. (As noted below, he now says these same partnership interests have almost no value so we should sell them back to him for a small fraction of that price.) After that self-dealing transaction CFG still owed Captec about $10 million. But as long as Mr. Beach had a friendly board of directors at Captec, there was little chance of the note being called.

However, after the merger with CFG was scuttled, unhappy stockholders demanded that management pursue a sale of Captec.
Mr. Beach realized that if Captec were sold to another company, the CFG note would probably be called and drive CFG into bankruptcy. How could he prevent that? Never underestimate Mr.
Beach's resourcefulness.

At last year's stockholder meeting on August 9, 2000, Mr.
Beach was asked if CFG could repay the $10 million in the event demand was made. He responded: "Absolutely!" Because we were skeptical we wrote a letter to Captec's board of directors expressing concern about CFG's deteriorating credit worthiness and urging them to call the loan. The board did not act on our request. Evidently, Mr. Beach was able to assure them that nothing was amiss at CFG.

	On March 19, 2001, Mr. Beach's day of reckoning arrived. He finally confessed that CFG could not repay the demand note. The board of directors must have been shocked to learn that CFG was on the brink of bankruptcy and that Mr. Beach had misled them.
But, not to worry. Mr. Beach had a plan to sell Captec and also to stave off CFG's insolvency -- as long as the board of directors continued to ignore the stench of his self-dealing.

Mr.  Beach Strikes a Bargain

Mr. Beach has a knack for turning a lemon into lemonade - for Patrick Beach. Consequently, he proposed that immediately after Captec merges with NNN, he would buy the CGF note along with other non-real estate assets (the "excluded assets") from NNN for $7.5 million. Even though NNN had valued the excluded assets at $16.6 million it readily accepted Mr. Beach's lowball offer and even agreed to finance 90% of the purchase price.
Since NNN is not in the habit of selling assets below their fair market value, we can only conclude that the price NNN will pay to Captec stockholders shortchanges them by at least $10.7 million ($1.13 per share). But stockholders may be giving up much more than that because NNN may have valued the excluded assets as if they were distress merchandise. They include the following:

? The general partner interests in Captec Franchise
Capital partners, L.P. III and IV. These were purchased from CFG in August 1998 for $4.4 million.
Captec's most recent balance sheet values them at $4.1 million.
? A 22.6% equity interest in FC Venture I LLC, a joint venture with Fidelity Management Trust Company. In
1999 and 2000, Captec invested $7.1 million in FC
Venture I. Captec's interest is valued most recently at $7.3 million.
? A collateralized $9.6 million promissory note from CFG payable on demand.
? A 60% equity interest in Family Realty Inc. and Family
Realty II, Inc. as well as the management contracts for both entities. The management contracts alone generate fees of approximately $1.9 million per annum. Assuming a valuation of five times annual fees, the management contracts have a value of $9.5 million.

Thus, we estimate the value of the excluded assets that Mr. Beach is buying for $7.5 million to be $30.5 million (4.1 + 7.3 + 9.6 + 9.5). Moreover, he won't even have to come up with any cash since the modest $750,000 down payment is less than his $916,875 severance payment. That is a very sweet deal for our cash poor CEO! As for the stockholders of Captec who will effectively be transferring around $2.40 per share (based on the above assumptions) from their pockets to Mr. Beach's, caveat emptor.

The Board Plays Dead

If a third party had offered $7.5 million for the excluded assets, there is little doubt that both Mr. Beach and the board would have rejected it as grossly inadequate. Why then would the board not seek higher offers for these assets? Let's put it like this. If Al Dunlap had served under Captec's board of directors, he would probably still be running Sunbeam.

The plain truth is that Captec's board of directors has utterly failed to protect stockholders from Patrick Beach's attempts to plunder assets that rightly belong to them. Since the merger with NNN was announced three lawsuits have been filed against Captec's directors for breach of fiduciary duty. We do not know why the directors have been so passive in the face of Mr. Beach's brazen attempt to hijack stockholder assets but we can speculate.

We think the directors are tired. After approving one Beach-initiated acquisition after another, they must have been demoralized to learn that "prospective purchasers were ascribing little or no value" to assets valued at $21 million. Without soliciting other offers for the excluded assets, they agreed to Mr. Beach's lowball offer because as they say, he "appear[s] to be the best possible purchaser." The lack of oversight is appalling. Think about it. What public company purchases assets that have little value except to the person running the company? It seems like a clear case of dereliction of duty on the part of the board of directors.

When the directors finally realized that Mr. Beach had conned them, they should have fired Mr. Beach and pursued legal action against him. Instead, they rolled over and played dead. They say in their proxy statement that they "discussed," "observed," "reviewed," and "considered" evidence of Mr. Beach's self-dealing. They also "discussed" demanding repayment of the CFG note. They meekly listened as Mr. Beach brazenly threatened to terminate Captec's management contracts with the Family Realty entities without questioning whether that would breach his fiduciary duty to Captec. Ultimately, the board of directors did nothing.

Actually, one director, Richard J. Peters, did make a half-hearted suggestion to Mr. Beach that he pay a higher price for the excluded assets. Mr. Beach said, "No way" and Mr. Peters gave up and went back to sleep with his fellow directors. While they snoozed, Mr. Beach signed a agreement to vote "against any proposal made by a third party to acquire Captec . . . even if such proposal is more favorable generally to Captec's stockholders than the [NNN] merger proposal." Is there any doubt as to where Mr. Beach's loyalty lies?

To put a veneer of respectability on the transaction, UBS
Warburg was hired to provide a fairness opinion. A fairness opinion is generally a rubber stamp of management's decision to proceed with a transaction. Warburg's fairness opinion is precisely that. To make sure Warburg would issue a favorable opinion, it got paid $500,000 up front and will collect another $2.25 million if stockholders are gullible enough to approve the proposed merger. Such incentives make an objective fairness opinion almost impossible. However, just to make sure it didn't probe too deeply, the board's special committee instructed Warburg not to value Captec's assets and liabilities. A fairness opinion that does not include any verification of management's representations isn't worth the paper it is written on. That is doubly true when management consists of Mr. Beach and his cronies.

Two Important Questions

First, what is the proposed merger with NNN worth to Captec stockholders? Mr. Beach says it is $13.05 per share. However, the largest portion of the payment will consist of NNN stock and the $13.05 figure is based on NNN's closing price on June 29, 2001, the day prior to the merger announcement. On that day, NNN shares closed at $14.25, up 5% from the previous day's closing price on suspiciously high volume of 195,400 shares. Was NNN's stock price artificially inflated on June 29th? We don't know but even though NNN stock has been trading well below $14 recently, Mr. Beach is still touting the $13.05 number. We think that is highly misleading. In any event, as of October 11, 2001, the date of management's proxy filing, the value of the merger is at most $12.42 per share.

The second important question is what would Captec be worth with Patrick Beach out of the picture? We think substantially more than $12.42 per share. In a February 2000 conference call Mr. Beach stated that he believed the net asset value ("NAV") of Captec was "slightly over" $17 per share. He has never publicly indicated why it might have gone down since then. In July 2001, immediately after the NNN merger was announced, a Robertson Stephens REIT analyst estimated the NAV at $14.50 to $15 per share. If we add to the NNN deal value of $12.42 per share the underpayment for the excluded assets ($23.0 million), the elimination of the golden parachutes for Mr. Beach and his right hand man, Ross Martin ($1.6 million) and the contingent portion of UBS Warburg's fee ($2.3 million), we get a value of $15.25 per share.

How To Get Greater Value

There are two alternatives that we believe will deliver much more value to stockholders than $12.42: (1) an orderly liquidation of Captec's assets and (2) a restructured merger with NNN or another company but with the excluded assets being placed in a liquidating trust.

An orderly liquidation seems promising. Recently, Mr. Beach himself stated that the market is robust for triple net lease properties like the ones Captec owns. Based upon lower cap rates of recent sales of comparable properties, we think Captec's properties could be sold piecemeal at more attractive prices than NNN is offering. Meanwhile, Captec's financing costs, which are very high, could be much lower if people of unquestioned integrity were managing it. Ask yourself this. Would you lend money to Messrs. Beach and Martin at market rates?

The obvious benefit of the second alternative, a liquidating trust for the excluded assets, is that it solves the problem of self-dealing. The board rejected a liquidating trust but not because it would not generate more money for stockholders than Mr. Beach's lowball bid. The reason they gave was that it was not "practicable." In case you do not know what "practicable" means it is a synonym for "possible." The fact is a liquidating trust is an ideal vehicle for disposing of illiquid assets. It is utter nonsense to say that a liquidating trust is impossible to manage and it only serves to confirm our opinion that the board seems tired of dealing with Mr. Beach. They want out now even if it means letting him buy $30 million worth of our assets for a mere $7.5 million.

Stockholders Must Act To Preserve the Value of Their
Investment

Thankfully, stockholders will have the final say.  What we
must do now is use our common sense and say "No" to Patrick Beach's brazen attempt to buy our assets for millions of dollars less than their fair value. There are two sound reasons to vote AGAINST the proposed merger. First, if it is not approved, we intend to nominate a slate of directors who will consider both of the above options and will zealously work to maximize stockholder
value.   Second, if the merger is approved, your vote AGAINST the
merger will preserve your legal right to demand an appraisal for your shares and the possibility of receiving much more money for them.

If you have any questions, please call us at (914) 747-5262 or e-mail us at OPLP@att.net.

							Yours truly,


Phillip Goldstein
Portfolio Manager


PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF
DIRECTORS OF CAPTEC NET LEASE REALTY, INC.

SPECIAL MEETING OF STOCKHOLDERS (To be held on November 19, 2001)

INTRODUCTION

My name is Phillip Goldstein. I am the portfolio manager of Opportunity Partners L.P., the soliciting stockholder. I am an investment manager who presently manages investment portfolios having assets of approximately $70 million. Since December 1, 1992, I have been the president and 50% stockholder of Kimball & Winthrop, Inc., a company that serves as the general partner of Opportunity Partners, a stockholder of Captec Net Lease Realty, Inc. ("Captec"). We are sending this proxy statement and the enclosed GREEN proxy card to stockholders of record on October 9, 2001 (the "Record Date") of Captec. We are soliciting a proxy to vote your shares at the Special Meeting of Stockholders of Captec (the "Meeting") to be held on November 19, 2001 and at any and all adjournments or postponements of the Meeting. Please refer to Captec's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the stockholders.

This proxy statement and the enclosed GREEN proxy card are first being sent to Captec's stockholders on or about October 25, 2001.

There is only one proposal to be voted upon at the meeting: a merger of Captec with and into Commercial Net Lease Realty, Inc.
("NNN"). We are soliciting a proxy to vote your shares AGAINST the proposed merger.

How Proxies Will Be Voted

If you return a GREEN proxy card to us or to our agent, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted, they will be voted AGAINST the proposed merger. If you return a GREEN proxy card, you will also be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting. These may include, among other things, matters relating to the conduct of the meeting.

Voting Requirements

If a quorum is not present at the meeting and any stockholder proposes an adjournment of the meeting, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion. However, they do not intend to propose an adjournment. Approval of the proposed merger requires the affirmative vote of a majority of Captec's outstanding shares.

Revocation of Proxies

You may revoke any GREEN proxy you give to us prior to its exercise by (i) delivering a written revocation of your proxy to us or to any person who will present it at the meeting; (ii) executing and delivering a later dated proxy card to us or to any person who will vote it at the meeting; or (iii) voting in person at the meeting. There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Stockholder

The stockholder making this solicitation is Opportunity Partners L.P., 60 Heritage Drive, Pleasantville, NY 10570. As noted above, I, Phillip Goldstein am the portfolio manager and president of the general partner of Opportunity Partners. As of October 25, 2001, I am deemed to be the beneficial owner of 384,648 shares of Common Stock, substantially all of which are held in margin accounts at brokerage firms by my clients (including Opportunity Partners) and me. These shares represent approximately 4.0% of Captec's outstanding Common Stock. Our first purchase of Common Stock occurred on February 15, 2000 and our last on July 10, 2001. We purchased 333,298 shares in 2000 and 35,850 shares in 2001. There have been no sales.

REASON FOR THE SOLICITATION

We believe that the proposed merger (which is described in detail in Captec's proxy statement) is unfair to stockholders primarily because it includes a provision for management to acquire certain assets of Captec for far less than their stated value. We believe that the assets in question may be worth more than $2 per share in excess of the price that management has agreed to pay for them and that the consideration that NNN has agreed to pay to Captec's stockholders reflects this disparity. If the merger is not approved, we think it will demonstrate that stockholders are dissatisfied with the level of oversight that the incumbent board of directors has exercised over management. In that event, we intend to conduct a proxy contest at the 2001 annual meeting to elect directors who are totally independent of management and are committed to maximizing stockholder value for all stockholders and preventing the diversion of Captec's assets from stockholders to management.

CERTAIN CONSIDERATIONS

We believe that all stockholders of Captec (except management) will benefit if the proposed merger is not approved. I have a financial incentive to increase Captec's stock price because my clients who hold shares of Captec pay me fees. These fees are based upon a share of the profits the client earns and will be greater if the value of Captec's shares increases. In addition, as stated above, if the proposed merger is not approved, we intend to nominate persons for election as directors at the annual meeting and to solicit proxies in that regard.

With respect to the excluded assets only, we would consider investing in an entity that would seek to acquire them at a price in excess of $7.5 million, the price being offered by Captec management. We have had inquiries from other parties about investing in such an entity but have made no determination to do so. We have no intent to enter into any other transaction with Captec

THE SOLICITATION

 I am making this solicitation on behalf of Opportunity
Partners. Persons affiliated with or employed by affiliates of Opportunity Partners may assist me administratively in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, I will personally bear all of the expenses related to this proxy solicitation. Because I believe that the stockholders (except management) will benefit from this solicitation, I intend to seek reimbursement of these expenses from Captec. Stockholders will not be asked to vote on the reimbursement of solicitation expenses incurred by either the incumbent directors or me. I estimate that my expenses will be about $15,000. As of October 25, 2001, my expenses have been approximately $8,000. If Captec does not reimburse me, I may seek reimbursement from one or more of my clients or from their affiliates but any such reimbursement will not be sought until after the meeting is held and is not assured.

Neither Opportunity Partners nor I have, within the past year, been a party to any contract, arrangement or understanding with any person with respect to any securities of Captec. In addition, there is no arrangement or understanding involving either myself or any affiliate that relates to future employment by Captec or any future transaction with Captec.

ADDITIONAL PROPOSALS

We know of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement. If any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies on the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: October 25, 2001

PROXY CARD / VOTING INSTRUCTIONS

PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF CAPTEC
NET LEASE REALTY, INC. BY OPPORTUNITY PARTNERS L.P.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 19, 2001

The undersigned hereby appoints Phillip Goldstein as the undersigned's proxy, with full power of substitution, to attend the Special Meeting of Stockholders of Captec Net Lease Realty, Inc. ("Captec") to be held at 10:00 a.m. on Monday, November 19, 2001, at The Ritz-Carlton Hotel, 300 Town Center Drive, Fairlane Plaza, Dearborn, Michigan 48126 (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter(s) as may come before the Meeting and with respect to any matter(s) incident to the conduct of the Meeting.

(INSTRUCTIONS:Mark vote by placing an "x" in the appropriate[ ].)

APPROVAL OF THE PROPOSED MERGER BETWEEN CAPTEC NET LEASE REALTY,
INC. AND COMMERCIAL NET LEASE REALTY, INC.

FOR [   ]       			AGAINST [   ] 		ABSTAIN [   ]

Important - - Please sign and date below and return promptly in the enclosed envelope. Your shares will be voted as directed. If no direction is made, this proxy will be voted AGAINST the above Proposal. The undersigned hereby acknowledges receipt of the proxy statement dated October 25, 2001 from Opportunity Partners L.P. and revokes any proxy previously executed. (Important - Please be sure to enter date.)



SIGNATURE(S)______________________________	Dated: _____________